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EXHIBIT 4.9

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

PATENT LICENSE CONTRACT

        The present Patent License Contract (hereinafter designated as the "Contract"), dated on the effective Date (as defined below), is concluded between:

        Wavecom S.A., a corporation with a capital of 15 107 890 euros, registered in the Nanterre Trade and Companies Register under NoB 391 838 042, regularly constituted and validly existing under French law, having its registered office and its principal establishment at 12, boulevard Garibaldi, 92442 Issy-les-Moulineaux, France, represented by Mr Hervé GAGNARD, Group Vice President, Corporate Development, duly authorised under the terms of this Contract,

        Hereinafter referred to as "Wavecom",

        and:

        THOMSON Licensing S.A., a corporation with a capital of 42 000 000 euros, registered in the Nanterre Trade and Companies Register under No 383 461 191, regularly constituted and validly existing under French law, having its registered office and its principal establishment at 46, quai A. Le Gallo, 92100 Boulogne-Billancourt, France, represented by Mrs Béatrix DE RUSSE, acting by virtue of the powers granted to her by Mr Didier HUCK, the company's President and Chief Executive Officer (Chairman), and hence duly authorised under the terms of this Contract,

        Hereinafter referred to as "THOMSON".

        In the presence of:

        Alcatel S.A., a corporation with a capital of 2 529 416 996 euros, registered in the Paris Trade and Companies Register under No 351213624, regularly constituted and validly existing under French law, having its registered office and principal establishment at 54 rue la Boétie, 75008 Paris, France,

        Hereinafter referred to as ("Alcatel"),

        Wavecom and THOMSON being referred to, hereinafter separately or together, as a "Party" or as the "Parties", respectively.

PREAMBLE

        Alcatel owns and controls certain patent rights relating to cellular telephone terminals (particularly GSM and GPRS);

        Alcatel and THOMSON have established strategic collaboration between them in 1998, and Alcatel has acquired a certain percentage in THOMSON's share capital;

        As part of the foregoing strategic collaboration, Alcatel, in its own behalf and in behalf of its Subsidiaries (as defined below), granted to THOMSON, inter alia, (i) the exclusive right to grant licenses to certain third parties under the patent rights of Alcatel and of its Subsidiaries relative to GSM Equipment (as defined below and including but not limited to the Licensed Products (as defined below) as such and the Kits of Licensed Products (as defined below)), and (ii) if appropriate, the exclusive right to collect the amounts due in connection with prior unlicensed use of the said patent rights by the said third parties.

        Wavecom designs, develops and markets hardware and software products in the field of wireless radio communication, and particularly GSM/GPRS products;

        Wavecom wishes to obtain the right to manufacture, have manufactured, distribute and sell the said GSM/GPRS products (but to the exclusion of the GSM Equipment) worldwide, to the extent protected by the above-mentioned patent rights of Alcatel and/or of its Subsidiaries.

        Wavecom has requested THOMSON to grant a license to it, in accordance with the rules of the European telecommunications standards Institute («ETSI»), under the foregoing patent rights of Alcatel and/or of the Alcatel Subsidiaries;

        THOMSON is prepared to grant such a license to Wavecom in exchange for payment by WAVECOM of a certain amount taking account the geographical coverage of the Alcatel patents and the fact that the bulk of Wavecom sales of its GSM/GPRS products is to customers in the People's Republic of China manufacturing for the local market.

        NOW THEREFORE, in consideration of the premises and the faithful performance of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.     DEFINITIONS

        For the purpose of the present Contract, the following terms when used with a capital initial letter shall have the respective meanings set forth below:

        1.1   "Licensed Products" designates the Wavecom products, implementing, or making it possible to implement, all or part of the GSM Specifications (as defined below), such as in particular modems, Modules (as defined below), subassemblies of Modules or components of Modules, completely assembled and ready for use, and the Kits of Licensed Products, compatible with and conforming in toto or in part to the GSM Specifications (as defined below). Notwithstanding the foregoing, the foregoing definition excludes the following, which may not be considered as Licensed Products: (i) products conforming to the UMTS (Universal Mobile Telecommunication Systems) specifications, as periodically published particularly by ETSI, and (ii) the GSM Equipment.

        1.2   "Module" designates a grouping of at least two electronic components assembled on a substratum in accordance with defined topography and implementing or making it possible to implement all or part of the GSM Specifications (as defined below).

        1.3   "Kits of Licensed Products" designates kits of Licensed Products that are partly disassembled or completely disassembled;

        1.4   "Essential Patents" designates the patents and/or patent applications, including the certificates of addition and the applications for extension of the said patents in any country whatsoever, for which the implementation of at least one of the claims in the Licensed Products uses all or part of the GSM Specifications.

        1.5   "Licensed Patents" designates the Essential Patents, as well as the patents and patent applications and the extension applications for the said patents in any country whatsoever, and the utility certificates, that are or should have been declared by Alcatel to the ETSI as Essential Patents on GSM Specifications, and all of the patents compatible with or conforming to the GSM Specifications, including but not limited to the patents and/or patent applications identified in Appendix 1 to the present Contract, (i) that belong or come to belong to Alcatel or its Subsidiaries or are or come to be controlled by Alcatel or its Subsidiaries on the Effective Date (as defined below) of the present Contract [**], and (ii) for which Alcatel and/or its Subsidiaries have the right, [**], to grant a license under the terms of the present Contract, without paying remuneration of any kind to a third party (with the exception of possible compensation granted to the inventor or to the inventors of the patent concerned).

        Appendix 1 shall be updated, by means of a list sent by THOMSON to Wavecom and at the latter's request, no more than once a year.

        1.6   "GSM Specifications" designates the specifications, including the upgrades, future extensions and future modifications, that (i) define a network intended both for digitised voice and a variety of user-data services (ii) allow for connection to public switched (wireline) telephone networks, to the public data transmission networks known as "packet switched" and (iii) are described in greater detail in documents published periodically by the ETSI. For the purpose of this Contract, shall constitute part of the GSM Specifications, the GPRS specifications (Global Packet Radio Service), as well as the IS-136, EDGE and DCS/PCS 1800/1900 specifications; and shall not be considered as GSM Specifications the UMTS specifications (Universal Mobile Telecommunication Systems), as periodically published, in particular by the ETSI.

        1.7   "Improvement" designates any patentable improvement made, during the Duration of the Contract, in the Licensed Patents or any certificate of addition legally dependent on such patents or one or another of their claims.

        1.8   "Subsidiary" (or "Subsidiaries") designates any company of which more than fifty percent (50%) of the shares or partnership shares granting the right to vote for directors or for persons performing functions similar to directors' functions is held, directly or indirectly, but this only for the period of the holding of the above-mentioned interest in the said company or the set of the said companies.

        1.9   "Effective Date" designates the retroactive date of 1 January 2003.

        1.10 "Duration of the Contract" designates the period between the Effective Date of the Contract and 31st December 2008.

        1.11 "Third Party Entities" designates the independent entities that distribute the Licensed Products, particularly distributors, commission agents or resellers.

        1.12 "Subcontractors" designates the independent entities that manufacture the Licensed Products at the order and in behalf of WAVECOM and in connection with its detailed specifications.

        1.13 "GSM Equipment" designates wireless radio communication equipment (including but not limited to cellular telephony terminals or PDAs) that incorporate the Licensed Products as an element, as well as kits of the said GSM terminals partly disassembled or completely disassembled. Hence by virtue of the definition of the "Licensed Products", the "GSM Equipment" includes, inter alia, the finished terminals known as "GSM/GPRS terminals", and therefore excludes modems.

2.     WAIVER AND LICENSE GRANT

        2.1   In consideration for payment by Wavecom of the amount set forth in Article 3.1. below, THOMSON hereby explicitly waives, in the name and on behalf of Alcatel and of its Subsidiaries, all claims that Alcatel and/or its Subsidiaries may have against Wavecom, its Subsidiaries, their Subcontractors, their customers, and/or their Third Party Entities, in connection with the manufacture by Wavecom, its Subsidiaries, and/or the Subcontractors, and in connection with the use or sale by Wavecom and/or its Subsidiaries, their customers, and/or their Third Party Entities, of the Licensed Products covered by the Licensed Patents prior to the Effective Date.

        2.2   Subject to the provisions of Article 7.2. relative to a limited right granted to Wavecom to assign the present Contract, THOMSON hereby grants to Wavecom and to the Wavecom Subsidiaries a non-exclusive and non-transferable license to the Licensed Patents, for the Duration of the Contract

(except in case of early termination), to the exclusion of the right of granting sublicenses, and authorising Wavecom and its Subsidiaries to:

  (i)
  use, repair, operate, manufacture or have others manufacture the Licensed Products; and

  (ii)
  lend, offer for sale, sell or any other way dispose of the Licensed Products worldwide.

        To that end, WAVECOM shall be entitled to call on any Subcontractor for manufacture of the Licensed Products and on any Third Party Entities for the supply or sale of the Licensed Products, worldwide.

        2.3   It is explicitly agreed that the license granted does not extend to manufacture or sell by Wavecom or by its Subsidiaries of GSM Equipments, but is limited to the part of the GSM Equipments corresponding to the Licensed Products.

        2.4   The Parties agree to apply the principle known as "exhaustion of the rights". THOMSON hereby explicitly waives, in the name and on behalf of Alcatel and of its Subsidiaries, any claims that Alcatel and/or its Subsidiaries may have against the customers of Wavecom or customers of the Wavecom Subsidiaries in connection with Use by the said customers of the Licensed Products covered by the Licensed Patents for the Duration of the Contract (except in case of early termination). At THOMSON's written request, Wavecom shall have to prove that the entities in question mentioned above are indeed customers of Wavecom and/or its Subsidiaries.

        For the purpose of the present Article 2.4, the term "Use" refers to use of the Licensed Products, integration of the Licensed Products into and/or the combination of the Licensed Products with GSM Equipments, and the sale or an offer to sell the said GSM Equipments. THOMSON's waiver under the present Article 2.4 applies subject to the explicit condition that, with respect to the GSM Equipment or combinations, the said waiver vis-à-vis the above-mentioned customers is strictly limited to the Licensed Patents already implemented in the Licensed Products.

        2.5   Any Improvement made by Alcatel and/or its Subsidiaries during the Duration of the Contract (except in case of early termination) and which is the object of filing of one or several patent applications shall be included by right within the field of application of the license granted by THOMSON to Wavecom without any compensation other than the compensation provided for under the present Contract.

3.     PRICE—Payment determination and conditions

        3.1   In consideration of the waivers granted under this Contract by THOMSON and for the license granted by THOMSON in Article 2.2 above, Wavecom shall pay to THOMSON a non-refundable, fixed and lump sum of [**] excluding taxes ([**]HT).

        THOMSON shall invoice Wavecom as follows:

  •
  [**], namely [**] excluding taxes, on the date of signature of the Contract

  •
  [**], namely [**] excluding taxes, on [**]

  •
  [**], namely [**] excluding taxes, on [**]

        Wavecom shall pay the THOMSON's invoices, including VAT at the rates applicable on the date of payment, by bank transfer to the bank account designated by THOMSON in accordance with the information provided below (or any other future designation appearing in the THOMSON's invoices), in accordance with the following schedule, on Wavecom operation date:

  •
  [**], namely [**] excluding taxes, on [**], subject to receipt of the invoice on [**] at the latest, or otherwise, [**] after receipt of the THOMSON's invoice.

  •
  [**], namely [**] Euros excluding taxes, on [**]

  •
  [**], namely [**] Euros excluding taxes, on [**]

        [**]

        The Wavecom payments shall be made without any offsetting or recovery whatsoever as compensation. The said payments shall not be considered as made until they have been collected and made freely available to THOMSON in the same way as cash.

        3.2   The amounts payable by virtue of the present Contract shall bear annual interest starting with the time of a notice to pay served by Thomson on Wavecom that has produced no effect for a period of two (2) weeks.

        The applicable interest rate shall be the "taux de base" ("basic interest rate") published by the Banque Française pour le Commerce Extérieur (BFCE) plus two percent (2%) as calculated on an overnight basis in accordance with the publication of the BFCE, starting with the due date of the payment that is due under the present Contract.

        If the interest rate is not published or available, Wavecom shall have to pay interest at the rate of one percent (1%) per month starting with the due date of the payment that is due under the present Contract.

4.     TRADEMARKS

        No Party shall be entitled by virtue of the present Contract to use, in its publications, its advertising or otherwise, the trademarks or the trade names of the other Party (or those of Alcatel or of its Subsidiaries) in any way or in any form whatsoever, without the other Party's prior written approval. The Licensed Products shall be marketed under the WAVECOM trademark or trademarks, which are and shall remain its sole property, or under any other trademark that WAVECOM or the Third Party Entities might consider necessary, with the exception of the trademarks of THOMSON, of Alcatel and of their respective Subsidiaries, or of any other trademark that might give rise to confusion with the said trademarks belonging to THOMSON, to Alcatel or to their respective Subsidiaries.

5.     LIMITATIONS

5.1
No provision of the Contract constitutes or may be construed as:

(i)
a warranty or a representation given or made by THOMSON, Alcatel and/or an Alcatel's Subsidiary with respect to the validity or the scope of the Licensed Patents;

(ii)
an obligation for THOMSON, Alcatel and/or an Alcatel Subsidiary to file a patent application, to obtain a patent or to maintain in effect or defend a patent or a patent application; or

(iii)
an obligation incumbent on THOMSON, Alcatel and/or an Alcatel Subsidiary to provide technical information or manufacturing information, or any information concerning pending and unpublished patent applications of THOMSON, Alcatel or an Alcatel Subsidiary (with the exception of any updating of Appendix 1 supplied by THOMSON as indicated in Article 1.5.).

        5.2   If a patent included in the Licensed Patents is declared void or unenforceable, any payment due by Wavecom by virtue of Article 3 prior to the said event shall remain due and shall not be reimbursed to Wavecom.

        5.3   THOMSON warrants that on the Effective Date and for the Duration of the Contract, Alcatel, in its own name and in the name of its Subsidiaries, has granted to THOMSON (i) the exclusive right to grant a license under the Licensed Patents to Wavecom and to the Wavecom

Subsidiaries for the Licensed Products, and (ii) the exclusive right to grant the waivers mentioned in Articles 2.1 and 2.4. On the Effective Date and, subject to the explicit conditions set forth in Articles 5.1 and 5.2, for the Duration of the Contract, THOMSON warrants the material existence of the Licensed Patents. With the exception of the foregoing, THOMSON does not make any representation and does not grant any warranty or indemnification of any nature whatsoever, explicit or implicit, in its name or in the name of Alcatel or of one of the Alcatel Subsidiaries.

        5.4   THOMSON, whether in its own name and on its own behalf or in the name and in behalf of Alcatel and of its Subsidiaries, does not assume any liability of any nature whatsoever with respect to the manufacture, use, sale or any other act of disposal by Wavecom or its Subsidiaries, its Subcontractors or Third Party Entities, purchasers or Wavecom assignees, of the Licensed Products including or made by using the Licensed Patents.

        5.5   No provision of the present Contract constitutes or may be construed as a guarantee or a representation given or made by THOMSON, Alcatel or an Alcatel Subsidiary with respect to the commercial usefulness of a Licensed Patent or of a Licensed Product.

        5.6   No provision of the present Contract constitutes or may be construed as a warranty or a representation given or made by THOMSON, Alcatel or an Alcatel Subsidiary that the manufacture, use or sale of the Licensed Products does not infringe on any patent or any other intellectual property right held by any third party whatsoever.

        5.7   THOMSON and ALCATEL represent that they are unaware of any facts that might cast doubt on the rights that are the object of the present Contract.

6.     DURATION AND TERMINATION OF THE CONTRACT

        6.1   The present Contract shall enter into effect, subject to the provisions set forth in Article 9.6. below, as of the Effective Date. Unless it is terminated before its expiration pursuant to the provisions of Article 6, the present Contract shall remain in effect and shall produce all of its effects for the Duration of the Contract.

        6.2   In the event of a substantial failure on the part of one of the Parties in meeting any one whatsoever of its obligations under the present Contract, the other Party shall be entitled to terminate the present Contract by right after a notice to perform, served by means of a notification, has produced no effect for a period of sixty (60) days, without prejudice to any damages and interest or compensation that it might claim. Such a notification shall have to explicit mention the obligation that has not been respected and the intention of calling on the benefit of the present provision. If THOMSON terminates the Contract in case of a substantial failure by Wavecom in meeting any one whatsoever of its obligations in connection with the present Contract, such termination shall not affect any payments the rights to which have fallen due under this Contract (including the interest corresponding thereto) prior to such termination.

        6.3   If one or the other of the Parties becomes insolvent or is subjected to bankruptcy or liquidation proceedings, the other Party shall be entitled, by means of a written notification, to terminate the present Contract immediately and by right.

        6.4   Should a third party not controlling Wavecom (in the meaning of Article 1.8.) as of the Effective Date of the present Contract come to take control or own Wavecom after the Effective Date, THOMSON may, if it so wishes, immediately terminate the present Contract by right by means of a written notification.

        6.5   At the latest six (6) months before the end of the Duration of Contract, the Parties shall meet to jointly consider the possibility of renewing the Contract for a duration and on financial terms that the Parties shall determine in good faith. The Parties agree to take account, in determination of the financial counterpart that the Parties shall determine as being possibly due from Wavecom to THOMSON in connection with renewal of the Contract, of the circumstances existing at the time of negotiation of the Contract renewal, particularly the number of Essential Patents declared to the ETSI by all of the holders of Essential Patents and the possible new geographical distribution of Wavecom sales of Licensed Products.

        6.6   In case of termination (except early termination by THOMSON under Article 6.2 above) or at the time of expiration of the present Contract, WAVECOM shall have (i) a period of nine (9) months starting with the date of termination or of expiration to sell the Licensed Products that it has in stock on the date of notification of such early termination or on the date of expiration of the Contract, as long as Wavecom notifies THOMSON on the said date of the relevant details concerning such stocks, and then notify THOMSON again thereof at the time of each sale during the said period authorised for disposing of the stocks; and (ii) a period of four (4) months to complete or to have others complete the manufacture of the Licensed Products undergoing manufacture, and/or to make or to have others make the Licensed Products for which Wavecom has firm orders on the date of termination or of expiration of the Contract, as long as sale of the said Licensed Products by Wavecom occurs within the period and on the conditions set forth in point (i) above.

7.     ASSIGNMENT

        7.1   THOMSON may freely assign the present Contract to any person, company or entity, provided the terms and conditions of the present Contract are binding on the said assignee and on Alcatel. Upon such an assignment, and provided the assignee has first provided Wavecom with a written commitment to comply with the terms and conditions of the present Contract, Wavecom shall release THOMSON from any obligations under the present Contract.

        7.2   Wavecom may assign the present Contract to one of its Subsidiaries, provided that:

  (i)
  Wavecom remains personally liable to THOMSON under the present Contract, and

  (ii)
  the designated assignee is prepared and consents to meet, and is able to meet, all of the Wavecom obligations resulting from the present Contract, and so signifies by delivery to THOMSON, prior to the transfer, of a signed document by which the designated assignee undertakes, in a form and with contents satisfying the THOMSON demands, also to accept and to meet Wavecom's obligations resulting from the present Contract.

        With the exception of the conditions stipulated in the present Article 7.2., neither the present Contract nor the license granted under the present Contract may be assigned or transferred by Wavecom, in toto or in part.

        7.3   At any time during the Duration of the Contract, upon written request of THOMSON, Wavecom shall provide THOMSON with a complete list of its subsidiaries existing at that time conforming to the definition given in article 1.9. concerning "Subsidiaries".

8.     INFRINGEMENT

        8.1   Neither THOMSON, nor Alcatel nor any one of the Alcatel Subsidiaries shall be liable to Wavecom or to the Wavecom Subsidiaries for any infringement or alleged infringement of a patent, patent application or other intellectual property right held by a third party resulting from the manufacture, sale or use of the Licensed Products by or for Wavecom or the Wavecom Subsidiaries.

        8.2   If Wavecom or its Wavecom Subsidiaries become aware of any infringement whatsoever by third parties of one or several Licensed Patents, Wavecom shall have to inform THOMSON of that fact by means of a written notice, it being understood and accepted that THOMSON shall decide, in its sole judgement, as to whether it is opportune to adopt measures to remedy the said infringement and the nature of such measures.

        8.3   No provision of the present Contract may be construed:

  (a)
  as imposing any obligation on a Party or on Alcatel or on the Alcatel Subsidiaries to file proceedings or actions for infringement of Licensed Patents by virtue of these presents or to become a defendant in any proceedings or action filed by a third party disputing or affecting the validity of one of the said Licensed Patents hereunder; or

  (b)
  as granting, in any way whatsoever, a license or the right to copy or to imitate the appearance, commercial presentation and/or design of a product of THOMSON, Alcatel, and/or the Alcatel Subsidiaries; or

  (c)
  as granting, in any way whatsoever, any license whatsoever relating to the rights granted pursuant to Article 2 of this Contract to manufacture, use, sell or dispose in any other way of a product or device other than the Licensed Products; or

  (d)
  as granting, in any way whatsoever, a license in relation to the patent applications or patents (whether or not they cover the Licensed Products, in toto or in part) filed in the name of THOMSON itself or of the THOMSON Subsidiaries.

        8.4   Notwithstanding Articles 8.2 and 8.3 (a) above, Alcatel and Thomson undertake to actively pursue their policy regarding granting licenses vis-à-vis third parties that do not hold patent rights necessary for the design and/or manufacture and/or marketing of their own GSM/GPRS products, competing with the Licensed Products or the GSM Equipment covered by the Licensed Patents, insofar as that does not risk impairing the interests of Thomson and/or of Alcatel.

9.     MISCELLANEOUS PROVISIONS

9.1
Notification

        Any notification issued in connection with the present Contract shall have to be served by registered mail with receipt. The notification shall become effective on the day following the date of receipt by the addressee, at the following addresses:

For THOMSON, at:	THOMSON Licensing S.A. 46, quai Alphonse Le Gallo 92648 Boulogne Cedex—France A l'attention de Béatrix de Russé Fax: 33 (0) 1 41 86 56 38
For Wavecom, at:	Wavecom S.A. 12 boulevard Garibaldi 92442 Issy-Les-Moulineaux—France A l'attention du Directeur Général With a copy to the Chief Legal Officer or to other addresses that may be indicated in advance and in writing (in the way set forth above) by one Party to the other.

9.2
Amendment

        This Contract or any provision thereof may be amended or modified only with the Parties' unanimous agreement expressed in a written document signed by a duly authorised officer of each of the Parties and explicitly stipulating the Parties' intention to amend the present Contract.

9.3
Absence of Waiver

        If, at any time whatsoever, a Party chooses not to assert its rights resulting from any stipulation whatsoever of the present Contract, the said action or omission in that respect shall not be construed as a waiver of its rights resulting from the stipulation in question or from any other stipulation of the present Contract.

9.4
Construction

        The headings of the Articles constituting this Contract have been used for the sole purpose of convenience in consulting the present Contract, and may not be taken as opposed to the provisions contained in the said Articles.

9.5
Dispute settlement

        The present Contract shall be governed by, subject to and construed in accordance with French law, without application of the rules regarding conflict of laws.

        Any dispute regarding the present Contract, and in particular concerning the existence, validity, construction, application or failure of application of the present Contract, whether the said dispute occurs before or after termination of the present Contract, shall be settled by amicable settlement by the Parties insofar as that is possible. Failing such a settlement, any dispute between the Parties shall be settle solely by the Tribunal de Grande Instance (High Court) of Paris, even in case of the existence of several defendants or of third party notice.

9.6
Governmental Approvals

        In case the present Contract or any clause or aspect whatsoever hereof is subject to a control, authorisation and/or consent of a governmental ministry, department, agency or entity, the present Contract shall not enter into effect or acquire binding force until the time at which the controls, approvals or authorisations have been carried out with a favourable result by each of the governmental entities having or asserting jurisdiction in this connection. In case the competent government entity has refused to issue or been unable to issue a favourable opinion with respect to one of the provisions or to any aspect whatsoever of the present Contract before the ninetieth (90th) day following the date of signature hereof by the Parties having signed last, the present Contract shall be considered as void ab initio, as if it had not been signed by either Party hereof.

9.7
Binding Force

        The present Contract shall produce its effects and be binding on THOMSON, Alcatel and Wavecom, as well as their successors or assigns authorised in accordance with Article 7 hereof.

9.8
Partial Invalidity of the Present Contract

        If a part or a clause of the present Contract becomes inapplicable or conflicts with the law applicable at any place whatsoever, the validity of the remaining provisions or clauses shall not be affected by the said situation. The said inapplicable provision or clause shall then be replaced, by the Parties' mutual consent, by another applicable provision or clause that corresponds in its effects or comes as close as possible to the effect of the said inapplicable provision or clause.

9.9
Entire Agreement

        The present Contract, together with its Appendix, (i) constitutes the entire understanding between the Parties, (ii) replaces and cancels all prior representations, warranties and agreements between the Parties relating hereto, and (iii) is concluded in accordance with the said understandings.

9.10
Administrative Expenses

        Wavecom shall bear all of the expenses and charges resulting from the payments made by virtue of the present Contract, including in particular the stamp fees, taxes and deductions, as well as all additional expenses relating to authorisations and any other administrative expenses connected with the grant of licenses, to the exclusion of payment of the annual amounts, expenses and costs necessary for maintenance of the validity of the Licensed Patents, which are and shall be borne by Alcatel, insofar Alcatel decides to pay the said annual amounts, expenses and maintenance costs.

9.11
Confidentiality

        As further set forth below, Wavecom and THOMSON undertake to maintain confidentiality with respect to the terms and conditions of the present Contract for the Duration of the Contract and during the two (2) years following termination or expiration of the Contract.

        Wavecom and THOMSON shall not disclose information concerning the content of the present Contract except to the employees of Wavecom, of the Wavecom Subsidiaries, of THOMSON or of the THOMSON Subsidiaries, and only insofar as necessary for purposes of proper performance of the Contract.

        Furthermore THOMSON shall be entitled to disclose information, insofar as that is required under its agreement signed with Alcatel, to Alcatel subject to observance by the latter of the confidentiality obligations contained in the present Contract. Furthermore Wavecom, THOMSON and Alcatel shall be entitled to disclose information to their independent sworn Auditors. Pursuant to Article 9.6. of the present Contract, Wavecom and THOMSON are authorised to disclose basic information to the national authorities insofar as such disclosure is required to obtain a necessary authorisation. Notwithstanding any provision to the contrary in the present Contract, the Parties acknowledge that WAVECOM is listed on the NASDAQ and on the New Market, and that it is released from its confidentiality obligation to the extent required for compliance with the said exchanges' rules and regulations, or with any market rules and regulations whatsoever.

        On the occasion of signature of the present Contract, at Wavecom's request, Wavecom and Alcatel shall jointly draw up a press release aimed at strengthening the principles presiding over its negotiation.

        IN WITNESS WHEREOF, each of the Parties to the present Contract and Alcatel have had the present Contract signed in five (5) originals, two (2) for THOMSON, two for Wavecom and one for Alcatel, by their representatives or authorised agents duly empowered for that purpose.

        Appendix 1            Extract from the list of Licensed Patents on the Effective Date

THOMSON LICENSING S.A.	WAVECOM S.A.

By: /s/ BÉATRIX DE RUSSÉ Béatrix de Russé	By: /s/ HERVÉ GAGNARD Hervé Gagnard
Acting by virtue of the powers granted to her by Mr Didier HUCK, the Company's President and Chief Executive Officer	Group Vice President, Corporate Development
(name and status)	(name and status)

Paris France 2003	Issy-Les-Moulineaux, France 2003
(place and date)	(place and date)

For acceptance ALCATEL

By: /s/ ANDRÉ-PASCAL CHAUVIN André-Pascal Chauvin
Vice President Licensing
Paris, France 2003

Appendix 1

To the Patents License Contract

Extract from the list of Patents under Concession on the Effective Date

**Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.**

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  EXHIBIT 4.9
PATENT LICENSE CONTRACT